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                                   EXHIBIT 4.1













                             POLARIS INDUSTRIES INC.

                           EMPLOYEE STOCK PURCHASE PLAN


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                                TABLE OF CONTENTS

                                                              Page

ARTICLE I - PURPOSE. . . . . . . . . . . . . . . . . . . . .    1
     1.01 Purpose  . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II - DEFINITIONS . . . . . . . . . . . . . . . . . .    1
     2.01 Base Pay . . . . . . . . . . . . . . . . . . . . .    1
     2.02 Committee. . . . . . . . . . . . . . . . . . . . .    1
     2.03 Employee . . . . . . . . . . . . . . . . . . . . .    1
     2.04 Fair Market Value. . . . . . . . . . . . . . . . .    1
     2.05 Fund Account . . . . . . . . . . . . . . . . . . .    2
     2.06 Investment Account . . . . . . . . . . . . . . . .    2
     2.07 Participating Subsidiary . . . . . . . . . . . . .    2
     2.08 Trustee. . . . . . . . . . . . . . . . . . . . . .    2

ARTICLE III - ELIGIBILITY AND PARTICIPATION. . . . . . . . .    2
     3.01 Initial Eligibility. . . . . . . . . . . . . . . .    2
     3.02 Restrictions on Participation. . . . . . . . . . .    3
     3.03 Commencement of Participation. . . . . . . . . . .    3
     3.04 Special Participation with Respect to
          Profit Sharing Distribution. . . . . . . . . . . .    3

ARTICLE IV - PAYROLL DEDUCTIONS. . . . . . . . . . . . . . .    4
     4.01 Amount of Deduction. . . . . . . . . . . . . . . .    4
     4.02 Participant's Fund Account . . . . . . . . . . . .    4
     4.03 Changes in Payroll Deductions. . . . . . . . . . .    4

ARTICLE V - OPTIONS. . . . . . . . . . . . . . . . . . . . .    4
     5.01 Number of Option Shares. . . . . . . . . . . . . .    4
     5.02 Option Price . . . . . . . . . . . . . . . . . . .    4
     5.03 Option Period. . . . . . . . . . . . . . . . . . .    5

ARTICLE VI - EXERCISE OF OPTIONS . . . . . . . . . . . . . .    5
     6.01 Automatic Exercise . . . . . . . . . . . . . . . .    5
     6.02 Fractional Shares. . . . . . . . . . . . . . . . .    5
     6.03 Investment Accounts. . . . . . . . . . . . . . . .    5

ARTICLE VII - WITHDRAWAL . . . . . . . . . . . . . . . . . .    6
     7.01 In General . . . . . . . . . . . . . . . . . . . .    6
     7.02 Effect on Subsequent Participation . . . . . . . .    6
     7.03 Termination of Employment. . . . . . . . . . . . .    6

ARTICLE VIII - COMMON STOCK. . . . . . . . . . . . . . . . .    6
     8.01 Maximum Number of Shares . . . . . . . . . . . . .    6
     8.02 Participant's Interest in Option Stock . . . . . .    7
     8.03 Registration of Stock. . . . . . . . . . . . . . .    7
     8.04 Restrictions on Exercise . . . . . . . . . . . . . . .7

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ARTICLE IX - ADMINISTRATION. . . . . . . . . . . . . . . . .    8
     9.01 Appointment of Committee . . . . . . . . . . . . .    8
     9.02 Authority of Committee . . . . . . . . . . . . . .    8
     9.03 Rules Governing the Administration of the
          Committee. . . . . . . . . . . . . . . . . . . . .    8

ARTICLE X - MISCELLANEOUS. . . . . . . . . . . . . . . . . .    8
     10.01 Designation of Beneficiary  . . . . . . . . . . .    8
     10.02 Transferability . . . . . . . . . . . . . . . . .    9
     10.03 Use of Funds. . . . . . . . . . . . . . . . . . .    9
     10.04 Adjustment Upon Changes in Capitalization . . . .    9
     10.05 Amendment and Termination . . . . . . . . . . . .   10
     10.06 Effective Date. . . . . . . . . . . . . . . . . .   10
     10.07 No Employment Rights. . . . . . . . . . . . . . .   11
     10.08 Costs and Expenses. . . . . . . . . . . . . . . .   11
     10.09 Effect of Plan. . . . . . . . . . . . . . . . . .   11
     10.10 Governing Law . . . . . . . . . . . . . . . . . .   11

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                               ARTICLE I - PURPOSE

1.01 PURPOSE

     The Polaris Industries Inc. Employee Stock Purchase Plan (the "PLAN") is intended to provide a method whereby employees of Polaris Industries Inc. and its subsidiary corporations (the "COMPANY") will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the common stock, par value $.01 per share ("COMMON STOCK") of the Company. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "CODE"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.


                            ARTICLE II - DEFINITIONS

2.01 BASE PAY

     "Base Pay" shall mean a participant's wages, salary and other cash remuneration from the Company. The term "Base Pay" is intended to coincide with the definition of "Covered Compensation" as defined in the 401(k)
Retirement/Savings Plan of Polaris.

2.02 COMMITTEE

     "Committee" shall mean the committee described in Article IX.

2.03 EMPLOYEE

     "Employee" shall mean any person who is customarily employed on a full-time or part-time basis by the Company or a Participating Subsidiary and is regularly scheduled to work more than twenty (20) hours per week.

2.04 FAIR MARKET VALUE

     "Fair Market Value" shall mean, as of any applicable date: (i) if the Common Stock is listed on a national securities exchange or is authorized for quotation on the National Association of Securities Dealers Inc.'s NASDAQ National Market System ("NASDAQ/NMS"), the closing price, regular way, of the Common Stock on such exchange or NASDAQ/NMS, as the case may be, or if no such reported sale of the Common Stock shall have occurred on such date, on the next preceding date on which there was such a reported sale; or (ii) if the Common Stock is not listed for trading on a national securities exchange or authorized for quotation on NASDAQ/NMS, the closing bid price as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or if no

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such prices shall have been so reported for such date, on the next preceding date for which such prices were so reported; or (iii) if the Common Stock is not listed for trading on a national securities exchange or authorized for quotation on NASDAQ, the last reported bid price published in the "pink sheets" or displayed on the NASD Electronic Bulletin Board, as the case may be; or (iv) if the Common Stock is not listed for trading on a national securities exchange, or is not authorized for quotation on NASDAQ/NMS or NASDAQ, or is not published in the "pink sheets" or displayed on the NASD Electronic Bulletin Board, the Fair Market Value of the Common Stock as determined in good faith by the Committee.

2.05 FUND ACCOUNT

     "Fund Account" shall mean the bookkeeping account established for each participant to which the participant's payroll deductions shall be credited.

2.06 INVESTMENT ACCOUNT

     "Investment Account" shall mean the bookkeeping account established for each participant to which Common Stock purchased by the participant under the Plan shall be credited.

2.07 PARTICIPATING SUBSIDIARY

     "Participating Subsidiary" shall mean any corporation which (i) is a "subsidiary corporation" of Polaris as that term is defined in section 424 of the Code and (ii) is designated as a participating employer under the Plan by the Board of Directors of the Company.

2.08 TRUSTEE

     "Trustee" shall mean the person(s) or institution designated by the Board of Directors of the Company as trustee of the Plan, and any successors thereto.


                   ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.01 INITIAL ELIGIBILITY

     Any Employee who shall have completed six (6) months of employment with the Company or a Participating Subsidiary and shall be employed by the Company or a Participating Subsidiary on the date his or her participation in the Plan is to become effective shall be eligible to participate in the Plan for calendar months which commence on the January 1, April 1, or July 1 or October 1 coincident with or next following the date on which such employee shall have completed such six (6) month period.

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3.02 RESTRICTIONS ON PARTICIPATION

     Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan:

          (a) if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of section 424(d) of the Code shall apply in determining stock ownership of any Employee); or

          (b)  which permits his or her rights to purchase stock under all Code section 423 employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding; or

          (c)  if such Employee is an officer of the Company for purposes of section 16 of the Securities Exchange Act of 1934, as amended, unless the Committee, in its sole discretion, determines that such officers shall be eligible to participate in the Plan.

3.03 COMMENCEMENT OF PARTICIPATION

     An eligible Employee may become a participant by completing an authorization for a payroll deduction on the form provided by the Company and filing it with the office of the Treasurer of the Company. Participation in the Plan and payroll deductions for a participant shall commence on the first day of the month following the date his or her authorization for a payroll deduction is filed. A participant's payroll deduction authorization shall remain in effect unless amended or terminated by the participant as provided in Section 4.03 or
Article VII.

3.04 SPECIAL PARTICIPATION WITH RESPECT TO PROFIT SHARING
     DISTRIBUTION

     With the approval of the Committee, eligible Employees may be permitted to participate in the Plan on a separate basis with respect to the participant's distribution from the Polaris Industries Inc. Profit Sharing Plan (in addition to any level of participation pursuant to the eligible Employee's regular payroll deduction election) by completing an authorization for a deduction from the profit sharing distribution on the form provided by the Company and filing it with the office of the Treasurer of the Company on or before the date set therefor by the Committee.

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                         ARTICLE IV - PAYROLL DEDUCTIONS

4.01 AMOUNT OF DEDUCTION

     At the time a participant files his authorization for payroll deduction, he or she shall elect to have deductions made from his or her Base Pay on each payday during the time he or she is a participant computed as a whole percentage of his Base Pay (in increments of one (1) percent), not to exceed a maximum of ten percent (10%).

4.02 PARTICIPANT'S FUND ACCOUNT

     All payroll deductions made for a participant shall be credited to a Fund Account established in his or her name under the Plan. A participant may not make any separate cash payment into such account. No interest shall be credited or paid on amounts credited to participants' Fund Accounts under the Plan.

4.03 CHANGES IN PAYROLL DEDUCTIONS

     A participant may withdraw from the Plan as provided in Article VII, and may change his or her payroll deduction percentage as of the first day of any calendar quarter; provided, however, that if such participant discontinues participation in the Plan, but does not withdraw from the Plan, then such participant shall not be eligible to participate in the Plan for a period of time following the date of such discontinuance of contributions. If the discontinuance of contributions occurs during the period from January 1 to June 30 of a calendar year, participation may begin again no earlier than January 1 of the following year. If the discontinuance of contributions occurs during the period from July 1 to December 31 of a calendar year, participation may begin again no earlier than July 1 of the next year.

                               ARTICLE V - OPTIONS

5.01 NUMBER OF OPTIONS

     On the first day of each month, a participant shall be deemed to have been granted an option to purchase a maximum number of whole shares of Common Stock as can be purchased at the applicable option price (as described in Section 5.02) with payroll deductions credited to his or her Fund Account during such month.

5.02 OPTION PRICE

     The option price of Common Stock purchased with payroll deductions made for a participant shall be eighty-five percent (85%) of the average of the Fair Market Values of the Common Stock on the date such option is granted (as set forth in Section 5.01)

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and the date such option is exercised (as set forth in Section 6.01).

5.03 OPTION PERIOD

     All options which shall be deemed granted under Section 5.01 of this Plan as of the first day of a month shall be automatically exercised in accordance with Section 6.01 unless sooner terminated in accordance with Article VII.


                        ARTICLE VI - EXERCISE OF OPTIONS

6.01 AUTOMATIC EXERCISE

     Unless a participant sooner withdraws from the Plan as provided in Article VII, his option for the purchase of Common Stock with payroll deductions credited to his or her Fund Account will be deemed to have been exercised automatically on the last day of each calendar month, for the purchase from the Company of the number of whole shares of Common Stock which the accumulated payroll deductions credited to his or her Fund Account at that time will purchase at the applicable option price (but not in excess of the number of shares for which options have been granted to the participant pursuant to
Section 5.01). Any excess amount credited to a participant's Fund Account at the end of the calendar year will be promptly returned to him or her.

6.02 FRACTIONAL SHARES

     The shares of Common Stock purchased by a participant upon the deemed exercise of his option as specified above shall not include fractional shares. Amounts credited to a participant's Fund Account which would have been used to purchase fractional shares shall remain credited to such Fund Account until subsequently used to purchase shares or paid to the participant or his or her beneficiary in accordance with Section 6.01 or Article VII.

6.03 INVESTMENT ACCOUNTS

     All shares of Common Stock purchased under the Plan shall be maintained by the Trustee in separate Investment Accounts for participants. All cash dividends paid with respect to the shares so purchased shall be reinvested in Common Stock and added to the shares held for a participant in his or her Investment Account.

                                       5

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                            ARTICLE VII - WITHDRAWAL

7.01 IN GENERAL

     A participant may withdraw payroll deductions credited to his or her Fund Account and the shares of Common Stock credited to his or her Investment Account under the Plan at any time by giving written notice of withdrawal to the Treasurer of the Company. All of the cash credited to his or her Fund Account and not used to buy Common Stock and the fair market value of any fractional shares held in his or her Investment Account shall be paid to the participant and one or more stock certificates representing the whole number of shares of Common Stock credited to his or her Investment Account shall be delivered to the participant promptly after receipt of his or her notice of withdrawal, and no further payroll deductions will be made from his or her pay except as provided in Section 7.02. Upon such a withdrawal, all unexercised options of the participant shall immediately terminate.

7.02 EFFECT ON SUBSEQUENT PARTICIPATION

     If a participant withdraws from participation in the Plan as provided in
Section 7.01, such participant shall not be eligible to participate in the Plan for a period of time following the date of such withdrawal. If the withdrawal occurs during the period from January 1 to June 30 of a year, participation may begin again no earlier than January 1 of the next year. If the withdrawal occurs during the period from July 1 to December 31 of a year, participation may begin again no earlier than July 1 of the next year.

7.03 TERMINATION OF EMPLOYMENT

     Upon termination of the participant's employment for any reason, including retirement, his or her unexercised options shall immediately terminate, the cash credited to his or her Fund Account and not used to buy Common Stock and the fair market value of any fractional shares held in his or her Investment Account will be paid to him or her, and one or more stock certificates representing the shares of Common Stock credited to his or her Investment Account will be delivered to the participant, or, in the case of his or her death subsequent to the termination of his employment, to the person or persons entitled thereto under Section 10.01.


                           ARTICLE VIII - COMMON STOCK

8.01 MAXIMUM NUMBER OF SHARES

     The maximum number of shares of Common Stock which the Company shall have authority to issue under this Plan, subject to adjustment upon changes in capitalization of the Company as

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provided in Section 10.04, shall be 750,000 shares.  Such shares may be authorized but unissued shares or treasury shares, as the Company shall determine. If the total number of shares for which options are exercised on any exercise date exceeds the maximum number of shares available, the Company shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the Fund Account of each participant under the Plan shall be returned to him or her as promptly as possible.

8.02 PARTICIPANT'S INTEREST IN OPTION STOCK

     The participant will have no interest in Common Stock covered by his or her option until such option has been exercised.

8.03 REGISTRATION OF STOCK

     Shares of Common Stock purchased under the Plan will be held by the Trustee for the benefit of participants, until withdrawn by the participant in accordance with Article VII. Upon such withdrawal, the shares shall be registered in the name of the participant, or, if the participant so directs by written notice to the Treasurer of the Company, in the names of the participant and one such other person as may be designated by the participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law.

8.04 RESTRICTIONS ON EXERCISE

     The Board of Directors of the Company may, in its discretion, require as conditions to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of the option shall have been duly listed, upon official notice of issuance, on a stock exchange, and that either:

     (a) a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective, or

     (b) the participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that it is his or her intention to purchase the shares for investment and not for resale or distribution.

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                           ARTICLE IX - ADMINISTRATION

9.01 APPOINTMENT OF COMMITTEE

     The Board of Directors of the Company shall appoint a Committee to administer the Plan. No member of the Committee shall be eligible to purchase Common Stock under the Plan.

9.02 AUTHORITY OF COMMITTEE

     Subject to the express provisions of the Plan, the Committee shall have plenary authority in its sole and absolute discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be conclusive.

9.03 RULES GOVERNING THE ADMINISTRATION OF THE COMMITTEE

     The Board of Directors of the Company may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of the members of the Committee shall constitute the vote of a quorum. All determinations of the Committee shall be made by a majority of its members present. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.


                            ARTICLE X - MISCELLANEOUS

10.01 DESIGNATION OF BENEFICIARY

     A participant may file a written designation of a beneficiary who is to receive any cash and shares of Common Stock credited to the participant's Investment and Fund Accounts upon the participant's death. Such designation of beneficiary may be changed by the participant at any time by written notice to the Treasurer of the Company. Upon the death of a participant and upon receipt by the Company of proof of identity and existence at the participant's death of a beneficiary validly designated by him under the Plan, the Company shall deliver such cash and shares of

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Common Stock to such beneficiary.  In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such cash and shares of Common Stock to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such cash and shares of Common Stock to the spouse or to any one or more dependents of the participant as the Company may designate. No beneficiary shall, prior to the death of the participant by whom he has been designated, acquire any interest in the cash and shares of Common Stock credited to the participant under the Plan.

10.02 TRANSFERABILITY

     During a participant's lifetime, his or her options can only be exercised by him or her. Neither the amounts credited to a participant's Fund Account nor any rights with regard to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 7.01.

10.03 USE OF FUNDS

     All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such amounts.

10.04 ADJUSTMENT UPON CHANGES IN CAPITALIZATION

          (a) If the outstanding shares of Common Stock are increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through reorganization, merger recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are available for issuance under the Plan or subject to purchase under outstanding options and on the option exercise price or prices applicable to outstanding options. No adjustments shall be made for stock dividends.
     For the purposes of this paragraph, any distribution of shares to shareholders in an amount aggregating less than twenty percent (20%) of the outstanding shares shall be deemed a stock dividend.

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          (b) Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or stock of the Company to another corporation, the holder of each option then outstanding under the Plan will thereafter be entitled to receive at the next exercise date upon the exercise of such option for each share as to which such option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common Stock was entitled to receive upon and at the time of such transaction. The Board of Directors of the Company shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this Section 10.04 shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which such holder of such option might thereafter be entitled to receive.

10.05 AMENDMENT AND TERMINATION

     The Board of Directors of the Company shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board of Directors of the Company shall not, without the approval of the stockholders of the Company (i) increase the maximum number of shares which the Company may purchase to provide participants with stock under the Plan; (ii) amend the requirements as to the class of employees eligible to purchase stock under the Plan; or (iii) permit the members of the Committee to purchase Common Stock under the Plan. No termination, modification, or amendment of the Plan may, without the consent of an Employee then having an option under the Plan to purchase Common Stock, adversely affect the rights of such Employee under such option. The Plan shall automatically terminate at the close of business on December 31, 2001 unless sooner terminated by action of the Board of Directors.

10.06 EFFECTIVE DATE

     The Plan shall become effective as of January 1, 1997, or such earlier date as the Board of Directors may determine, subject to approval by the holders of the majority of the Common Stock present and represented at a special or annual meeting of the shareholders of the Company to be held within twelve (12) months before or after the date the Plan is adopted by the Board of Directors of the Company. If the Plan is not so approved, the Plan shall not become effective.

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10.07 NO EMPLOYMENT RIGHTS

     The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an employee's employment at any time.

10.08 COSTS AND EXPENSES

     No brokerage commissions or fees shall be charged by the Company in connection with the purchase of shares of Common Stock by participants under the Plan. All costs and expenses incurred in administering the Plan shall be borne by the Company.

10.09 EFFECT OF PLAN

     The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of all, all successors of each Employee participating in the Plan, the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

10.10 GOVERNING LAW

     The law of the State of Minnesota, other than the conflict of laws provisions of such law, shall govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.